EXHIBIT 99.2

Hi-Tech Pharmacal Reports a 32% Sales Increase and an 83% EPS Increase for the Quarter Ended April 30, 2005

AMITYVILLE, N.Y.--(BUSINESS WIRE)--July 13, 2005--Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) today reported results for the quarter and fiscal year ended April 30, 2005.

Fourth Quarter Results

For the three months ended April 30, 2005, the Company reported net sales of $17.6 million, an increase of 32% from $13.4 million for the same period last year. Net income increased 73% to $1.9 million from $1.1 million, and fully diluted earnings per share increased 83% to $0.22 compared to $0.12 for the same quarter last year.

During the quarter ended April 30, 2005, net sales from generic pharmaceutical products were $15.8 million, an increase of 26% compared to $12.5 million for the same fiscal 2004 period. The increase was primarily due to the continued success of products launched in the third quarter as well as this year's extended cough and cold season driving the demand for related products.

Sales for the Health Care Products division ("HCP"), which markets the Company's branded OTC products, increased 81% to $1.7 million for the three months ended April 30, 2005 compared to $0.9 million for the same fiscal period the prior year. The increase was primarily the result of strong sales of the Diabetic Tussin(R) line of products, including recently launched Diabetic Tussin Night Time Formula, as well as the DiabetiDerm(R) line of skin care products for people with diabetes.

Fiscal Year Results

For the year ended April 30, 2005, the Company reported net sales of $67.7 million, an increase of 20% from net sales of $56.4 million for the year ended April 30, 2004. Net income increased 26% to $8.3 million or $0.96 per fully diluted share for the year ended April 30, 2005 compared to $6.6 million, or $0.74 per share, for the same period ended April 30, 2004.

Selling, general and administrative (SG&A) expenses increased by $2.8 million to $19.6 million from $16.8 million, primarily due to higher legal fees, increased expenditures on information technology support and expenditures relating to Sarbanes-Oxley 404 implementation. As a percentage of sales, SG&A decreased to 29% from 30%.

Research & Development expenses increased by 14% to $4.4 million in fiscal 2005, from $3.8 million for fiscal 2004, as the company completed the development of fluticasone propionate nasal spray, 0.05% mg/spray, the generic equivalent of GlaxoSmithKline's Flonase(R).

Generic Sales

Generic pharmaceutical product sales were $57.2 million compared to $50.3 million for the year ended April 30, 2005 and 2004, respectively, an increase of 14%. The increase was primarily due to the launch of new products in the third quarter.

Branded Products Sales

The Health Care Products ("HCP") division had net sales of $8.3 million and $6.1 million for the year ended April 30, 2005 and 2004, respectively, an increase of 37%. The increase is primarily the result of the strong sales of Diabetic Tussin(R) and DiabetiDerm(R) product lines.

Naprelan(R)

The Company recorded sales of $2.1 million of Naprelan(R) which the Company purchased in June 2004. This includes $0.1 million dollars of royalty income from the co-marketing agreement which was implemented in February 2005.

David Seltzer, President and CEO, commented on the results: "We are pleased with our fiscal 2005 results as our sales and income reached record highs. We launched eight new products, received two final Abbreviated New Drug Application (ANDA) approvals and two tentative approvals, and strengthened our market share for several key prescription generic products. We have considerably increased our research and development spending which allowed us to submit six ANDA's, including an application for a challenging steroidal nasal spray."

David Seltzer continued: "I am also pleased with the record net sales for our HCP division which grew by 37%. The growth was led by the continued acceptance of the Diabetic Tussin(R) line of products, the leading sugar free cough & cold brand in the country. We also had success with our DiabetiDerm(R) line of products that we attribute to our focused and disciplined marketing campaign targeting professionals, such as podiatrists, pharmacists and diabetic educators."

Hi-Tech currently has nine products awaiting approval at the FDA. These products target brand sales of over $1.4 billion. Included in these products is fluticasone propionate nasal spray, which the Company submitted to the FDA in February 2005. Additionally, Hi-Tech has two products which received tentative approvals by the FDA - Levofloxacin ophthalmic solution USP, 0.5%, equivalent to Santen's Quixin(R) Ophthalmic Solution, 0.5%, and Ofloxacin otic solution, equivalent to Daiichi's Floxin(R) otic solution, 0.3%.

In addition to these products awaiting approval at the FDA, Hi-Tech has fifteen products in active development targeting brand sales of over $1.0 billion, including sterile ophthalmic products, oral solutions and suspensions, and topical products.

The Company's management believes that net sales will grow between 15% and 20% for Fiscal Year 2006. The Company's ability to meet the forecast depends on such factors as the timing of new product launches, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, the outcome of the SEC staff's investigation and any conclusions reached by the staff which are adverse to the Company, its officers or directors, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a results of new information, future events or otherwise.

	Twelve Months		Three Months
	4/30/2005	4/30/2004	4/30/2005	4/30/2004
Net sales	$67,683,000	$56,366,000	$17,640,000	$13,414,000
Cost of goods sold	31,360,000	26,207,000	8,567,000	6,237,000

Gross profit	36,323,000	30,159,000	9,073,000	7,177,000

Selling, general, administrative expenses	19,574,000	16,758,000	5,826,000	4,310,000
Research & product development costs	4,373,000	3,820,000	635,000	1,406,000
Contract research (income)	(50,000)	(504,000)	(25,000)	(25,000)
Interest expense	24,000	24,000	5,000	4,000
Interest (income) and other	(655,000)	(281,000)	(249,000)	(82,000)
Total	23,266,000	19,817,000	6,192,000	5,613,000

Income before income taxes	13,057,000	10,342,000	2,881,000	1,564,000
Provision for income taxes	4,769,000	3,750,000	1,003,000	476,000

Net income	$8,288,000	$6,592,000	$1,878,000	$1,088,000

Basic net earnings per common share	$1.05	$0.84	$0.24	$0.13

Diluted net earnings per common share	$0.96	$0.74	$0.22	$0.12

Weighted average common shares outstanding- basic	7,905,000	7,873,000	7,773,000	8,061,000

Effect of potential common shares	753,000	985,000	742,000	936,000

Weighted average common shares outstanding - diluted	8,658,000	8,858,000	8,515,000	8,997 ,000

CONTACT:
Hi-Tech Pharmacal Co., Inc.
William Peters, 631-789-8228